SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No.       )
Filed by the Registrant |X|
Filed by a Party other than the Registrant |_| check the appropriate box:
|X| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
|_| Definitive Proxy Statement
|_| Definitive  Additional  Materials
|_| Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                               Immunomedics, Inc.
                (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

         2) Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4) Proposed maximum aggregate value of transaction:

         5) Total fee paid:

|_|  Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1) Amount previously paid:

         2) Form, Schedule or Registration Statement No.:

         3) Filing Party:

         4) Date Filed:

                                                                Preliminary Copy

                               IMMUNOMEDICS, INC.
                                300 American Road
                         Morris Plains, New Jersey 07950


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         To be held on [March] __, 1998


  The Special Meeting of stockholders of Immunomedics, Inc. (the "Company") will be held at 300 American Road, Morris Plains, New Jersey 07950, at 10:00 a.m., on March __ 1999, for the following purposes:

         1. To approve the issuance of any shares of the Company's common stock in excess of 7,577,617 shares of common stock issuable upon conversion of shares of Series F Convertible Preferred Stock issued or issuable to investors in the Company's December 1998 private placement; and

         2. To transact such other business as properly may come before the Special Meeting and any adjournments thereof.

         The Board of Directors has fixed the close of business on ___________, 1999 as the record date for determining stockholders entitled to receive notice of and to vote at the Special Meeting and any adjournments thereof.



                                             By Order of the Board of Directors,


                                             Phyllis Parker,
                                             Secretary
_________, 1999


IMPORTANT: The Company invites you to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please vote by completing, signing and dating the enclosed proxy and returning it promptly to the Company in the enclosed self-addressed, postage prepaid envelope. If you attend the Special Meeting, you may revoke your proxy and vote your shares in person.

                               IMMUNOMEDICS, INC.
                             6714 Netherlands Drive
                        Wilmington, North Carolina 28405

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

                      1998 SPECIAL MEETING OF STOCKHOLDERS


         This Proxy Statement is furnished to stockholders of Immunomedics, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the Special Meeting of stockholders of the Company (the "Special Meeting") to be held at 10:00 a.m. on March __, 1999 at 300 American Road, Morris Plains, New Jersey, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Special Meeting. This Proxy Statement, the attached Notice of Special Meeting, and the accompanying form of proxy are first being sent to stockholders of the Company on or about ______, 1999.

         Only holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), on the close of business on ________, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. On the Record Date, there were issued and outstanding [37,888,090] shares of the Common Stock. All of such shares of the Common Stock are of one class, with equal voting rights, and each holder thereof is entitled to one vote on all matters voted on at the Special Meeting for each share registered in such holder's name.

         Presence in person or by proxy of holders of [18,944,046] shares of Common Stock will constitute a quorum at the Special Meeting. Assuming a quorum is present, the proposal to approve the issuance of shares of Common Stock in excess of 7,577,617 shares of Common Stock (the "Excess Shares") upon conversion of the Series F Convertible Preferred Stock issued or issuable to investors in the Company's December 1998 private placement will require the affirmative vote of a majority of the votes cast at the Special Meeting by the holders of shares entitled to vote (not including any shares of Common Stock held by present or former holders of Series F Convertible Preferred Stock that were issued upon conversion of Series F Convertible Preferred Stock).

         If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Abstentions may be specified on all proposals submitted to a stockholder vote, other than the election of directors. In accordance with Delaware law, abstentions will not be counted in determining the votes cast in connection with the approval of the issuance of the Excess Shares.

         A proxy submitted by a stockholder also may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain matters in the absence of instructions from the beneficial owner of the shares. Brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received instructions from their beneficial owners. Brokers holding shares in street name, who do not receive instructions, will not be entitled to vote on the proposal to approve the issuance of the Excess Shares, since such matter is not considered to be routine. Under applicable law, "broker non-votes" on any proposal (where a broker submits a proxy but does not have authority to vote a customer's shares on such proposal) will not be entitled to vote on that proposal and, thus, will not be counted in determining whether such proposal receives the vote of the required amount of shares present and entitled to vote at the Special Meeting. Since a broker is not required to vote shares held in "street name" in the absence of instructions from the beneficial stockholder and, in the absence of instructions, is not permitted to vote on the proposal to approve the issuance of the Excess Shares, a stockholder's failure to instruct his or her broker may result in the stockholder's shares not being voted.

         A proxy, in the accompanying form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained thereon. If no specific instructions are indicated on the proxy, the shares represented thereby will be voted FOR the approval of the issuance of the Excess Shares, as well as FOR the transaction of such other business as properly may come before the Special Meeting.

         Each proxy granted may be revoked by the person granting it at any time
(i) by giving  written  notice to such effect to the  Secretary  of the Company,
(ii) by execution and delivery of a proxy bearing a later date, or (iii) by attendance and voting in person at the Special Meeting; except as to any matter upon which, prior to such revocation, a vote shall have been cast at the Special Meeting pursuant to the authority conferred by such proxy. The mere presence at the Special Meeting of a person appointing a proxy does not revoke the appointment.


                                              PRINCIPAL STOCKHOLDERS

         Set forth below is information, as of ___________, 1999, with respect to the beneficial ownership of the Common Stock by (i) each person or group who is known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the current directors of the Company,
(iii) each of the executive officers of the Company who received cash compensation in excess of $100,000 during the Company's fiscal year ended June 30, 1998 and (iv) all executive officers and directors of the Company, as a group (ten persons).

   Name(1)                         Number of Shares             Percent of Class
                                   of Common Stock
David M. Goldenberg                13,281,591(2)                          34.7%
Robert J. DeLuccia                      3,100(3)                            *
W. Robert Friedman                      2,500(4)                            *
Marvin E. Jaffe                        25,200(5)                            *
Richard R. Pivirotto                   95,000(4)                            *
Richard C. Williams                    35,000(4)                            *
Hans J. Hansen                        170,550(6)                            *
Carl M. Pinsky                              0(7)                            --
Joseph E. Presslitz                    96,500(4)                            *
Melvin A. Snyder                       17,500(4)                            *
Deborah S. Orlove                   2,350,728(8)                           6.2%
Eva J. Goldenberg                   2,350,728(8)                           6.2%
All Directors and
Executive Officers as a group      13,735,441(9)                          35.5%

----------------

(*)      Less than 1%.

(1) Unless otherwise noted, the stockholders identified in this table have sole voting and investment power. The address of each of the stockholders listed in the above table who own more than 5% of the Common Stock is c/o Immunomedics, Inc., 300 American Road, Morris Plains, New Jersey 07950. All information in the table is based upon reports filed by such persons with the Securities and Exchange Commission and the Company and upon information submitted by such persons to the Company in connection with the preparation of this Proxy Statement.

(2) Consists of 7,735,161 shares held by Dr. Goldenberg, 307,692 shares held by the David M. Goldenberg 1989 Trust Agreement, 200,000 shares held by Escalon Corp. ('Escalon'), a company wholly-owned by Dr. Goldenberg, 3,480,688 shares as to which Dr. Goldenberg has voting or dispositive power pursuant to powers of attorney granted to him by certain of his children or as trustee for trusts for their benefit, [1,219,169] shares as to which Dr. Goldenberg has voting power pursuant to an agreement with Hildegard Gruenbaum (his former spouse), 225,000 shares which may be acquired upon exercise of options which are presently exercisable or will become exercisable within 60 days of the date hereof, 5,131 shares held by Dr. Goldenberg's present spouse and 108,750 shares which may be acquired by her upon exercise of options which are presently exercisable or will become exercisable within 60 days of the date hereof. Dr. Goldenberg disclaims beneficial ownership with respect to all shares owned by Mrs. Goldenberg, Mrs. Gruenbaum or his children. Dr. Goldenberg has given a proxy to the chief executive officer and chief financial officer of the Company to vote all of the shares of Common Stock owned by him or over which he exercises voting discretion in favor of the proposal to approve the issuance of the Excess Shares. See "Approval of the Issuance of the Excess Shares." [Need to confirm HG holdings with transfer agent]

(3) Consists of 3,100 shares held directly by Mr. DeLuccia. Mr. DeLuccia has given a proxy to chief executive officer and chief financial officer of the Company to vote all shares of Common Stock owned by him in favor of the proposal to approve the issuance of the Excess Shares. Does not include shares of Common Stock which Mr. DeLuccia has the right to vote by reason of the proxies given to him, as chief executive officer of the Company, with respect to the proposal to approve the issuance of the Excess Shares. See "Approval of the Issuance of the Excess Shares."

(4) Consists of shares which may be acquired upon the exercise of options which are presently exercisable or will become exercisable within 60 days of the date hereof.

(5) Consists of 2,500 shares held directly by Dr. Jaffe and 25,000 shares which may be acquired by him upon the exercise of options which are presently exercisable or will become exercisable within 60 days of the date hereof

(6) Consists of 1,000 shares held by Dr. Hansen, 168,750 shares which may be acquired by him upon exercise of options which are presently exercisable or will become exercisable within 60 days of the date hereof, and 800 shares held by Dr. Hansen's wife. Dr. Hansen disclaims beneficial ownership with respect to all shares owned by his wife.

(7)      Dr.  Pinsky  retired  as an executive officer of the Company on January
         30, 1998.

(8) Consists of 877,672 shares held directly by Deborah Orlove or Eva Goldenberg (Dr. Goldenberg's children), as the case may be, 307,692 shares held by each of the David M. Goldenberg 1989 Trust Agreement and the Hildegard Goldenberg 1989 Trust Agreement, of which trusts Ms. Orlove and Ms. Goldenberg are co-trustees, and 857,672 shares held by Ms. Orlove and Ms. Goldenberg, as co-trustee of a trust for the benefit of Denis C. Goldenberg. Ms. Orlove and Ms. Goldenberg have each given Dr. Goldenberg a power of attorney granting him the right to vote the shares held by them in their individual capacity. Ms. Orlove and Ms. Goldenberg have each given a proxy to chief executive officer and chief financial officer of the Company to vote all shares of Common Stock owned by them in favor of the proposal to approve the issuance of the Excess Shares. See "Approval of the Issuance of the Excess Shares."

(9) In addition to the shares referenced in notes (2) through (6), includes 4,000 shares held directly by Kevin Brophy, the chief financial officer of the Company, and 4,500 shares which may be acquired by him upon the exercise of options which are presently exercisable or will become exercisable within 60 days of the date hereof. Kevin Brophy has given a proxy to chief executive officer and chief financial officer of the Company to vote all shares of Common Stock owned by him in favor of the proposal to approve the issuance of the Excess Shares. Does not include shares of Common Stock which Mr. Brophy has the right to vote by reason of the proxies given to him, as chief financial officer of the Company, with respect to the proposal to approve the issuance of the Excess Shares See "Approval of the Issuance of the Excess Shares."

         The Company does not know of any arrangements, including a pledge by any person of securities of the Company, the operation of which at a subsequent date may result in a change in control of the Company.

                           APPROVAL OF THE ISSUANCE OF
                                  EXCESS SHARES
                           (Item 1 on the Proxy Card)

Description of the December Placement

         On December 9, 1998, the Company completed a private placement (the "December Placement") of 1,250 shares of Series F Convertible Preferred Stock, par value $.01 per share ( "Series F Stock"), to several institutional investors (the "Investors") and received net proceeds of approximately $_________ (after payment of expenses of approximately $________). In addition, subject to certain conditions and limitations, the Company may, at its option, require the Investors to purchase (the "Put") up to an additional 750 shares ($7.5 million) of Series F Stock. The net proceeds of the December Placement will be used for general corporate purposes, including but not limited to, research and development, clinical trials, regulatory filings, manufacturing, marketing and sales, acquisitions of products and technologies, license, milestone, royalty and similar payments, and strategic and other acquisitions.

         Each share of Series F Stock has an initial stated value of $10,000, which increases at the rate of 4% per annum (such amount, as increased from time to time, the "Liquidation Value"). The Series F Stock is convertible, in whole or in part at the option of the holder, beginning on June 8, 1999, subject to acceleration in certain instances, into such number of shares of Common Stock as is determined by dividing the Liquidation Value by the conversion price then in effect. The conversion price is equal to (a) the Variable Conversion Price (as defined below), if such Variable Conversion Price is less than the Trigger Price (as defined below), (b) the Trigger Price, if the Variable Conversion Price is equal to or greater than the Trigger Price and less than 150% of the Trigger Price or (c) the Trigger Price plus one-half of the amount, if any, by which the Variable Conversion Price exceeds 150% of the Trigger Price, if the Variable Conversion Price is greater that 150% of the Trigger Price. The "Trigger Price" is equal to 125% of the Initial Fixed Price. The "Initial Fixed Price" is equal to the average closing bid price of the Common Stock during the 20 trading days ending June 6, 1999. The "Variable Conversion Price" is equal to the average of the 15 lowest closing bid prices for the Common Stock during the 45 trading days preceding a conversion date.

         To the extent that the Series F Stock would be convertible at a price less than 90% of the Initial Fixed Price, the Investors have agreed to certain restrictions on the number of shares of Series F Stock that can be converted during the first several months after the Series F Stock becomes convertible. Any shares of Series F Stock outstanding on December 9, 2003 will automatically be converted into Common Stock.

         The Series F Stock generally will cease to be convertible if, at any time the aggregate number of shares of Common Stock then issued upon conversion of the Series F Stock would equal 7,557,617 shares of Common Stock (the remaining shares of Common Stock then issuable upon conversion of the Series F Stock being the "Excess Shares").

         The Company may exercise the Put during the 90-day period commencing on December 1, 1999. The Company's abilit to exercise the Put is subject to certain conditions and limitations, including that the Variable Conversion Price has been at least equal to 125% of the Trigger Price for a specified period of time and that the proposal to approve the issuance of the Excess Shares has been approved by stockholders.

         Under certain circumstances and at certain prices, the Company may elect to redeem any shares of Series F Stock and under certain circumstances may require the Investors to convert their Series F Stock. The Company has granted the Investors certain participation rights if the Company issues any future floating rate convertible securities.

         Upon the  occurrence  of a Major  Transaction  (as  defined  in Section
(3)(c) of the Amended Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock (the "Certificate of Designations")), a Trigger Event (as defined in Section (3)(d) of the Certificate of Designations), or the delisting of the Common Stock from the Nasdaq National Market other than as a result of the limitations imposed by the Exchange Cap (as defined below), the Investors may require the Company to redeem the Series F Stock at a price per share (the "Redemption Price") equal to the greater of (i) 125% of the Liquidation Value and (ii) the value of the Common Stock issuable upon conversion of the Series F Stock.

         Notwithstanding the foregoing, under the circumstances set forth below in lieu of permitting the holders of the Series F Stock to require the Company to redeem their Series F Stock, the Company may elect the following:

         (a) if, despite the best efforts of the Company, the registration statement (the "Registration Statement") under the Securities Act of 1933 covering the resale by the investors of the Common Stock issuable upon conversion of the Series F Stock is not declared effective on or before May 8, 1999; then the Company, at its option, may (x) redeem the Series F Stock at the Redemption Price or (y) pay a penalty equal to 1% of the Liquidation Value per day (the "Redemption Penalty") and readjust the Initial Fixed Price to 80% of the lowest Variable Conversion Price during the period commencing the 150th day after closing and ending on the day the Registration Statement is declared effective.

         (b) if, after the Registration Statement becomes effective and despite the best efforts of the Company to keep it available for use by the Investors; such Registration Statement ceases to be available for more than 10 consecutive days, then the Company, at its option, may (x) redeem the Series F Stock at the Redemption Price or (y) pay the Redemption Penalty and readjust the Initial Fixed Price to 80% of the lowest Variable Conversion Price during the period commencing on the day the Registration Statement became unavailable and ending on the day the Registration Statement is again available for use.

         (c) if the Common Stock is delisted from the Nasdaq National Market (other than as a result of a voluntary delisting by the Company as a result of the Exchange Cap); then the Company, at its option, may (x) redeem the Series F Stock at the Redemption Price or (y) readjust the Initial Fixed Price to 68.5% of the lowest Variable Conversion Price during the period commencing on the date of delisting and continuing for 45 days thereafter or (z) pay the Redemption Penalty.

         (d) if a purchase, tender or exchange offer is accepted by holders of more than a specified percentage of the Common Stock which was not approved or recommended by the Board of Directors of the Company or a proxy or consent solicitation is made which results is consolidation, merger or other business combination where such proxy or consent solicitation was not approved or recommended by the Board of Directors of the Company; then the Company may (x) redeem the Preferred Shares at the Liquidation Value or (y) readjust the Initial Fixed Price to 80% of the lower of (A) the lowest Variable Conversion Price during the period beginning on the date such offer or solicitation is announced and ending on the date such offer or solicitation is consummated, abandoned or terminated or (B) the Initial Fixed Price then in effect or (z) pay the Redemption Penalty.

         The Company is not required to pay the Redemption Penalty, in the aggregate, for more than 15 days (or 10 days in the case of the events set forth in clause (d) above) in any 365-day period.

         The Investors have agreed that if they engage in short sales transactions or other hedging activities during the 45 trading days immediately preceding a Conversion Date (the "Pricing Period") which involve, among other things, sales of shares of Common Stock, the Investors will place their sale orders for common stock in the course of such activities so as not to complete or effect any such sale on any trading day during the Pricing Period at a price which is lower than the lowest sale effected on such day by persons other than such Investor and its affiliates. The Investors also have agreed not to enter into any short sales or other hedging activities which involve, among other things, sales of shares of Common Stock, during the 25 trading days ending June 7, 1999.

         The Company has agreed to file the Registration Statement on or before January 23, 1999 (which Registration Statement has been filed) and to maintain effectiveness (subject to certain penalties for non-compliance in addition to the penalties set forth above), of the Registration Statement.

Reasons for the Proposal

         The rules of The Nasdaq Stock Market, Inc. require a listed company to obtain stockholder approval prior to the issuance by such company of such additional shares of common stock, in a transaction (or series of related transactions), other than a public offering, when (i) the number of such additional shares of common stock being issued equals or exceeds 20% or more of the number of shares of common stock outstanding before such transaction (or series of related transactions), and (ii) the shares of common stock are being sold at a price per share which is less than the greater of the per share book value or the per share market value of the common stock as of the time of the transaction (such limitation herein referred to as, the "Exchange Cap").

          In accordance with the rules of The Nasdaq Stock Market, Inc. and pursuant to its contractual obligations to the Investors, the Company has agreed to hold this Special Meeting of Stockholders on or before March 24, 1999 at which it will seek approval of the issuance of any shares of Common Stock upon conversion of the 1,250 shares of Series F Stock that are currently outstanding and the additional 750 shares of Series F Stock that may be issued pursuant to the Put in excess of 20% of the number of outstanding shares of Common Stock on December 9, 1998 (i.e., 7,577,617). The approval of the issuance of the Excess Shares also is a condition to the Company's ability to exercise the Put.

         In addition, the Company has agreed, among other things, to the payment of certain penalties if the Special Meeting is not held on or before March 24, 1999 or if this proposal is not approved by stockholders at the Special Meeting. In addition, if the Series F Stock ceases to be convertible as a result of the Exchange Cap, the holders of the Series F Stock may, among other things, require the Company to delist the Common Stock from The Nasdaq Stock Market, Inc. and to pay to the Investors certain penalties.

         In the event that the Variable Conversion Price (which is the average of the lowest 15 closing bid prices during a 45 trading day is less than approximately $1.70, then the number of shares of Common Stock issuable upon conversion of all the Series F Stock would exceed 20% of the number of shares of Common Stock outstanding immediately prior to the December Placement. As of _______,1999, the Variable Conversion Price was $____ per share.

         The Company entered into, and consummated, the December Placement based on a determination by its Board of Directors that the Company's then level of cash and cash equivalents was inadequate to permit the Company to continue at its budgeted levels of expenses and capital expenditures. While the Board of Directors considered the disadvantages of the potential issuance of a significant number of shares of Common Stock upon conversion of the Series F Stock, including (i) the potential dilution of the voting power per share of Common Stock, (ii) the potential dilution of the book value per share of Common Stock, and (iii) the potential negative impact on earnings per share of common stock, after lengthy and extensive negotiations with a number of potential investors, the Board of Directors determined that it was in the best interests of the Company and its stockholders for the Company to proceed with the December Placement based on the Board's belief that the December Placement offered the most favorable terms then available to the Company given the then existing market conditions and the Company's then need for additional cash resources.

Required Vote

         The approval of the issuance of the Excess Shares will require the affirmative vote of a majority of the total votes cast on such proposal by the holders of the then outstanding Common Stock (not including any shares of Common Stock held by present or former holders of Series F Stock that were issued upon conversion of Series F Stock). Dr. Goldenberg, certain members of his family and certain executive officers of the Company, holding in the aggregate approximately 33% of the currently outstanding Common Stock have agreed to vote their shares in favor of such proposal. Such persons also have agreed not to dispose of shares constituting approximately 28% of the currently outstanding shares of Common Stock prior to such stockholders meeting.

         The Board of Directors recommends that the stockholders vote FOR the approval of the issuance of the Excess Shares.


                                  OTHER MATTERS

         The Board of Directors does not know of any other business to be presented for consideration at the Special Meeting. If other matters properly come before the Special Meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

         The Company will bear the cost of the Special Meeting and the cost of soliciting proxies in the accompanying form, including the cost of mailing this proxy statement. In addition to solicitation by mail, directors, officers and regular employees of the Company (none of whom will be additionally compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward forms of proxy and proxy materials to their principals and the Company will reimburse them for their reasonable expenses in connection therewith.

                                              By Order of the Board of Directors


                                              David M. Goldenberg
                                              Chairman
_______, 1999




         Please date, sign and return the enclosed proxy at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States.

                               IMMUNOMEDICS, INC.
             PROXY- Special Meeting of Stockholders - March __, 1999
                 (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

                  The undersigned stockholder of Immunomedics, Inc. (the "Company") hereby constitutes and appoints David M. Goldenberg, Robert J. DeLuccia and Kevin F.X. Brophy, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of the Company's common stock which the undersigned is entitled to vote at the Special Meeting of stockholders to be held at the 300 American Road, Morris Plains, New Jersey on March __, 1999, at 10:00 a.m., and at any adjournments thereof, upon the following proposals which are more fully described in the notice of, and proxy statement for, the Special Meeting.



(1)      Proposal to approve the issuance of the Excess Shares.

         |_|   FOR                  |_|   AGAINST             |_|   ABSTAIN

(2) In their discretion, upon such other matters as properly may come before the Special Meeting.

                  (Continued and to be signed on reverse side.)

         Said attorneys and proxies, or their substitutes (or if only one, that one) at said Special Meeting, and any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

         Receipt  is   acknowledged   of  the  Notice  of  Special   Meeting  of
stockholders, and the Proxy Statement accompanying said Notice.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE ISSUANCE OF THE EXCESS SHARES.

         IN WITNESS WHEREOF, the undersigned has signed this proxy.

                                                            Dated: _______, 1999


                                           -------------------------------------
                                           Stockholder(s) signature

                                           -------------------------------------
                                           Stockholder(s) signature


                            NOTE: Signature(s) of stockholder should correspond exactly with the name(s) shown hereon. If shares are held jointly, both holders should sign.Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.



         I do |_| do not |_| expect to attend the Special Meeting.







 NOTE: This proxy, properly filled in, dated and signed, should be returned promptly in the enclosed envelope.